UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2009

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement

Reference is made to Note 4 of our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and to Note 2 of our Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended December 31, 2008 for a description of our Credit Agreement.

As previously reported, on December 19, 2008, our lenders agreed to a Third Amendment to the Credit Agreement which permitted us, on a temporary basis, to obtain loans and other credit extensions under the Credit Agreement in amounts in excess of our borrowing base. Until January 30, 2009, we were permitted to  obtain credit extensions of $3 million over the borrowing base;  thereafter, until February 26, 2009, we were permitted to obtain credit extensions of $1.5 million over the borrowing base; and thereafter we were permitted to obtain credit extensions of $500,000 over the borrowing base.

On February 27, 2009, our lenders agreed to a Fourth Amendment to the Credit Agreement which extended the forbearance period under the Credit Agreement and the February 26, 2009 over advance step-down referred to in the preceding paragraph to March 13, 2009.  The Fourth Amendment also (i) reduces the lenders aggregate commitment under the Credit Agreement to $40 million, (ii) eliminates Sections 3.4(e) (Reserve Amounts Tax Refunds), 3.6(d) Reserve Amount Proceeds) and 3.21 (Reserve Against Revolving Credit Availability) to the Credit Agreement, which were related to a tax refund and related reserves and were added in the Second Amendment to the Credit Agreement, (iii) requires us to submit to the lenders by March 6, 2009 an operating plan outlining how we will improve our financial position with the ultimate goal of repaying the lenders and (iv) requires us to pay for the retention by the lenders of Moglia Advisors to advise the lenders regarding us and our operating plan.

As of February 27, 2009, after giving effect to the Fourth Amendment,  the amount available to us under our Credit Agreement was $574,000 and the amount of our outstanding borrowings under the Credit Agreement was $31,217,000.

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The Company's named executive officers and certain other executive officers have agreed to defer a portion of their base salaries, up to 50%, until June 30, 2009.

Item 8.01.            Other Events.

As disclosed in our report on Form 10-Q for the quarter ended December 31, 2008, we have received commitment letters from two local banks for secured financings aggregating from $4 million to $4.5 million. We also previously disclosed that we expected one of the banks would loan us an additional $2 million which would be secured by a pledge of assets from a principal stockholder. We now expect that the principal stockholder will make this loan directly to us on a secured basis.  However, these commitments are contingent on several conditions, including the consent of our lenders under the credit facility and the agreement of our lenders under the credit facility to release or subordinate their liens in certain collateral in favor of the local banks and to extend the forbearance period under the credit facility to a date not earlier than September 3, 2009. The lenders under our credit facility have not responded to these requirements, and we cannot make any assurances that they will agree with these conditions.

Item 9.01             Financial Statements and Exhibits

(d)           Exhibits

4.1           Fourth Amendment to Credit Agreement dated as of February 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.
Date: March 2, 2009	By :	/s/ Timothy W. Newkirk President and Chief Executive Officer